UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 3, 2026 ( July 30, 2026)

Cycurion, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-41214	86-3720717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1640 Boro Place, Suite 420C McLean,Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 341-6680

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CYCU	The NASDAQ Stock Market LLC
Redeemable warrants, each exercisable for one share of common stock at an exercise price of $345.00 per share	CYCUW	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 30, 2026, Cycurion, Inc. (the “Company”) entered into a warrant inducement agreement (the “Inducement Agreement”) with a holder (the “Holder”), pursuant to which the Holder agreed to exercise for cash certain existing warrants issued on December 5, 2025 (the “Existing Warrants”) to purchase an aggregate of 3,341,439 shares of the Company’s common stock.

Pursuant to the Inducement Agreement, the Company agreed to reduce the exercise price of the Existing Warrants from $3.62 per share to $1.35 per share solely with respect to the exercise contemplated by the Inducement Agreement. Upon exercise of the Existing Warrants, the Company expects to receive aggregate gross proceeds of approximately $4.5 million before payment of financial advisory fees and other offering expenses.

As consideration for the immediate exercise of the Existing Warrants, the Company agreed to issue to the Holder in a private placement new unregistered warrants (the “New Warrants”) to purchase up to 5,012,159 shares of the Company’s common stock, representing 150% of the number of shares underlying the exercised Existing Warrants.

The New Warrants will have an exercise price of $1.65 per share, will become exercisable upon receipt of stockholder approval as may be required under applicable Nasdaq rules, and will expire on the fifth anniversary of the date such stockholder approval is obtained. The New Warrants contain customary anti-dilution adjustments, cashless exercise provisions and beneficial ownership limitations of 4.99% (subject to increase to 9.99% upon notice by the holder).

The Company agreed to file a registration statement covering the resale of the shares issuable upon exercise of the New Warrants within 90 calendar days following July 30, 2026, and to use commercially reasonable efforts to cause such registration statement to become effective within specified periods set forth in the Inducement Agreement. The shares of common stock issued upon exercise of the Existing Warrants are eligible for resale by the Holder pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

The closing of the transaction took place on August 3, 2026.

The foregoing description of the Inducement Agreement and the New Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the Inducement Agreement and New Warrant, copies of which are filed as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

In connection with the transaction, the Company entered into a Financial Advisory Agreement with A.G.P./Alliance Global Partners (“A.G.P.”), pursuant to which A.G.P. acted as exclusive financial advisor. Under the Financial Advisory Agreement, the Company agreed to pay A.G.P. a cash fee equal to 6.0% of the aggregate gross proceeds raised in the transaction and an additional fee of $200,000 relating to prior financial advisory services, together with reimbursement of certain legal expenses up to $45,000.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The New Warrants and the shares of common stock issuable upon exercise thereof have not been registered under the Securities Act, and are being offered and sold in reliance upon the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. The Holder represented that it is an accredited investor and acquired the New Warrants for investment purposes and not with a view toward distribution.

Item 8.01 Other Events.

On July 31, 2026, the Company issued a press release announcing the warrant inducement transaction described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 hereto.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description
4.1	Common Stock Purchase Warrant
10.1	Warrant Inducement Agreement, dated July 30, 2026, by and between Cycurion, Inc. and the Holder.
99.1	Press Release dated July 31, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYCURION, INC.

Date: August 3, 2026	By:	/s/ L. Kevin Kelly
	Name:	L. Kevin Kelly
	Title:	Chief Executive Officer